Exhibit 99.2

Knighthead Capital Management, LLC

Avenue of the Americas, 12th Floor

New York, NY 10036

Re: Offer to Purchase and Consent Solicitation

Gentlemen:

We are in receipt of your letter dated April 9, 2018 the (“KCM Letter” regarding Comstock Resources, Inc.’s (the “Company”) Offer to purchase and Consent Solicitation dated April 2, 2018 (the “Tender Offer”). This letter is in response to the KCM Letter.

While the KCM Letter claims the holders of the 2019 Notes and the 2020 Notes would not receive par value based on the current market price of the stock, please note that per the terms of the Tender Offer, the Tender Offer will remain open until April 27, 2018 and at this time the Company has no intention of modifying the terms of the Tender Offer.

Secondly, the Company has no intention of seeking shareholder approval for the issuance of additional shares to issue to the holders of the Notes as suggested in the KCM Letter.

Further, the claim that the Proposed Amendments are not permitted under the Indentures is wrong. The Proposed Amendments described in the Tender Offer are also permitted under the Indentures. Finally, the claim that the Company may face liability under federal securities laws are completely without merit.

The Company intends to pursue the Tender Offer in accordance with the terms described therein and will vigorously defend itself against any attempts to interfere with the completion thereof.

Sincerely,
/s/ M. Jay Allison
M. Jay Allison
Chairman of Board and Chief Executive Officer

Comstock Tower • 5300 Town and Country Blvd. • Suite 500 • Frisco, TX 75034 • 972 668-8800 • 972 668 8812 fax • website: www.comstockresources.com